SCHEDULE 14C INFORMATION STATEMENT

                Information Statement Pursuant to Section 14c of
                       the Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_|     Preliminary Information Statement
|_|     Confidential, for Use of the Commission Only
        (as permitted by Rule 14c-5(d)(2))
|X|     Definitive Information Statement
|_|     Definitive Additional Materials


                             HILITE INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


|X|     No fee required

|_| Fee computed on the table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:

        2)      Aggregate number of securities to which transaction applies:

        3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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        5)      Total fee paid:

|_|     Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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        3)      Filing Party:

        4)      Date Filed:

                             HILITE INDUSTRIES, INC.
                                1671 S. BROADWAY
                             CARROLLTON, TEXAS 75006
                                 (972) 466-0475

                              INFORMATION STATEMENT

           This Information Statement is being furnished to holders of shares (the "Stockholders") of common stock, par value $.01 per share (the "Common Stock"), of Hilite Industries, Inc., a Delaware corporation (the "Company") as of December 30, 1997 (the "Record Date"). This Information Statement is being furnished in order to notify the Stockholders that on or about December 24, 1997 the Company received written consents (the "Written Consents") in lieu of a meeting of the Stockholders from the holders of 3,706,700 shares of Common Stock, representing approximately 75.7% of the total issued and outstanding shares of voting stock of the Company, adopting a resolution creating a holding company structure for the Company by transferring substantially all of the Company's operating, manufacturing, sales, marketing, tangible, intangible, and real assets, excluding the stock of North American Spring & Stamping Corp., ("NASS"), a Delaware corporation and a wholly-owned subsidiary of the Company (the "Assets"), to one or more direct or indirect wholly-owned subsidiaries (the "Subsidiaries") of the Company (the "Corporate Reorganization"). Certain of the principal Stockholders of the Company described under the caption "Written Consent in Lieu of Meeting" delivered Written Consents in favor of the Corporate Reorganization.

           On November 21, 1997,  the Board of Directors  approved the Corporate
Reorganization and recommended that the Stockholders grant their approval thereto. The Board of Directors has determined that the Corporate Reorganization would be in the best interests of the Company and the Stockholders, since, with a holding company structure, the Company will have the flexibility to transfer its assets among direct or indirect wholly-owned subsidiaries. The Corporate Reorganization changes the Company's internal corporate structure and establishes the Company as a publicly-held holding company, having no direct business operations other than the ownership and management of its subsidiaries. With this more favorable and flexible corporate structure, the Company will have the ability to better carry out its business purposes, including without limitation, making future acquisitions and engaging in capital raising activities as well as providing a structure which is tax efficient to the Company. Accordingly, the Board of Directors has unanimously approved the Corporate Reorganization.

           This Information Statement describing the Corporate Reorganization is first being mailed or furnished to Stockholders on or about January 9, 1998 and the Corporate Reorganization shall not become effective until at least 20 days thereafter.

                   THIS INFORMATION STATEMENT IS FURNISHED FOR
                           INFORMATION PURPOSES ONLY.

         THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                              NOT TO SEND A PROXY.

       NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
        ANY REPRESENTATION OTHER THAN THOSE CONTAINED, OR INCORPORATED BY
      REFERENCE, IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH
        INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
             BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. ALL
         INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATING TO
        THE COMPANY HAS BEEN SUPPLIED BY THE COMPANY, AND ALL INFORMATION
           CONTAINED IN THIS INFORMATION STATEMENT RELATING TO HILITE
       INDUSTRIES TEXAS, INC., HILITE INDUSTRIES DELAWARE, INC. OR HILITE
                INDUSTRIES, LP HAS BEEN SUPPLIED BY THE COMPANY.

                        --------------------------------

                              AVAILABLE INFORMATION


           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                           INCORPORATION BY REFERENCE

           This Information Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "Company 10-K") and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "Company 10-Q"), which were previously filed with the Commission. The Company 10-K and Company 10-Q are not presented herein or delivered herewith, but they are available (without exhibits, unless such exhibits are specifically incorporated herein by reference) to any person, including any beneficial owner, to whom this Information Statement is delivered, without charge on written request directed to Hilite Industries, Inc., 1671 S. Broadway, Carrollton, Texas 75006, or by calling (972) 466-0475. Copies of the Company 10-K and Company 10-Q so requested will be sent by First Class Mail, postage paid.

           All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Corporate Reorganization shall be deemed to be incorporated by reference in this Information Statement and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this
Information Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                                  INTRODUCTION

           The Company designs, manufactures and sells a diversified line of highly-engineered products primarily for automotive applications. These products include brake valves such as proportioning valves, power transmission components such as stampings, specialty springs and automated assemblies. Some of the Company's products are engineered in close cooperation with the Company's customers to meet their specific performance requirements. Approximately 75% of the sales of the Company are to automotive companies and their suppliers for passenger cars and light trucks sold in the United States. The Company's customers include all three domestic automotive companies: Ford Motor Company, General Motors Corporation and Chrysler Corporation as well as other automotive companies such as Mitsubishi Motor Sales of America, Inc., Honda of America Mfg., Inc., Toyota Motor Sales, U.S.A., Inc. and Navistar International Transportation Corporation. The Company also sells products to first-tier suppliers including Borg-Warner Corporation, Bosch Braking Systems Corporation, Denso of Los Angeles, Inc., Motivair Corporation and ITT Automotive of North America, Inc. Significant non-automotive customers include Crane National Vendors, the Blance Systems Division of Amesburg Group, Inc., Motorola, Inc. and a variety of distributors of industrial/hydraulic clutches.

           The Company currently operates as a consolidated operating entity, holding the majority of its operating assets directly and principally conducting its operations through Hilite Industries, Inc. The Board of Directors has approved the adoption of the Corporate Reorganization, authorizing the Company to transfer the Assets to Hilite Industries-Texas, Inc., a Delaware corporation ("Hilite Texas"), a wholly-owned subsidiary of the Company. Following the transfer of the Assets to Hilite Texas and Hilite Texas' assumption of the related liabilities, Hilite Texas will transfer 99% of the Assets to Hilite Industries-Delaware, Inc., a newly formed Delaware corporation ("Hilite Delaware") in exchange for all of the issued and outstanding shares of common stock of Hilite Delaware. Hilite Texas and Hilite Delaware will then form a Texas limited partnership, Hilite Industries Automotive, LP ("Hilite LP") whereby Hilite Texas will contribute to the partnership its ownership of 1% of the Assets and will receive a 1% general partnership interest, and Hilite Delaware will contribute to the partnership its ownership of 99% of the Assets and will receive a 99% limited partnership interest. Under the Corporate Reorganization, the Company would retain indirect ownership of all of the Assets through the Company's 100% ownership of the capital stock of Hilite Texas.

           The Company would then confine its activities to owning stock in and supervising the management of its Subsidiaries and will have no direct business operations, other than its ownership and management of its Subsidiaries. Under the Corporate Reorganization, Hilite LP would perform all of the manufacturing, sales and product development activities performed by the Company. The Company would receive from Hilite Texas dividend payments to the extent that such dividends are paid by Hilite Texas or Hilite Delaware, based on partnership distributions they receive from Hilite LP. The Company intends to continue its previously announced program of paying dividends; however, as a holding company, the Company's ability to pay dividends as well as meet other obligations will depend upon the receipt of dividends from the Subsidiaries. In addition, the Subsidiaries may be restricted in their ability to make distributions to the Company based upon restrictive covenants which the Subsidiaries may be required to enter into in accordance with various financing or other agreements. Hilite LP will operate under the trade name "Hilite Industries."

                          REASONS FOR THE RESTRUCTURING

           The Board of Directors believes that the proposed holding company structure would create a more favorable and flexible corporate structure through which the Company will have the ability to carry out its business purposes, including without limitation, making future acquisitions and engaging in capital raising activities as well as providing a structure which is tax efficient to the Company.

                       WRITTEN CONSENT IN LIEU OF MEETING

           Under Delaware law, the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon is required to approve the Assignment and Assumption Agreement (as defined herein) and the transactions contemplated thereby. The James E. Lineberger, Jr. Trust, the Geoffry S. Lineberger Trust, the Christopher Lineberger Trust (collectively, the "Trusts"), the Brady Family Limited Partnership (the "Brady Partnership") and Samuel M. Berry together own approximately 75.7% of the outstanding Common Stock. The Trusts, the Brady Partnership and Mr. Berry have executed and delivered to the Company Written Consents in lieu of a meeting of Stockholders approving and adopting the Assignment and Assumption Agreement and authorizing the consummation of the Corporate Reorganization. Accordingly, no vote of any Stockholder is necessary and Stockholder votes are not being solicited. Such Written Consents provide that the Corporate Reorganization will become effective no earlier than twenty (20) calendar days after this Information Statement is first mailed to Stockholders.

                      THE PROPOSED CORPORATE REORGANIZATION

           The Company intends to transfer 100% of its right, title and interest to the Assets to Hilite Texas in exchange for all of the issued and outstanding shares of common stock of Hilite Texas. Hilite Texas will assume all of the liabilities of the Company and, as a result of the Corporate Reorganization, Hilite Texas will become a wholly-owned subsidiary of the Company.

           Following the transfer of the Assets to Hilite Texas and Hilite Texas' assumption of the related liabilities, Hilite Texas will transfer 99% of the Assets to Hilite Delaware in exchange for all of the issued and outstanding shares of common stock of Hilite Delaware. Hilite Texas and Hilite Delaware will then form a Texas limited partnership, Hilite LP, and Hilite Texas will contribute to the partnership its ownership of 1% of the Assets and will receive a 1% general partnership interest and Hilite Delaware will contribute to the partnership its ownership of 99% of the Assets and will receive a 99% limited partnership interest. The transactions described above shall be collectively referred to as the "Reorganization Transactions."

           Following the Reorganization Transactions, all of the Assets will be owned and operated by Hilite LP, which will conduct its business under the trade name "Hilite Industries." Hilite Texas will remain a wholly-owned subsidiary of the Company. Hilite Delaware will become an indirect wholly-owned subsidiary of the Company, and the Company will indirectly own all of the partnership interests of Hilite LP.

           The discussion in this Information Statement of the Corporate Reorganization and the description of the principal terms thereof are subject to and qualified in their entirety by reference to the agreement entered into between the Company and Hilite Texas (the "Assignment and Assumption Agreement"). The Assignment and Assumption Agreement is attached hereto as an exhibit to this Information Statement and is incorporated herein by reference. Stockholders are urged to read the Assignment and Assumption Agreement in its entirety.

           Approval by the Board of Directors. The Board of Directors of the Company believes that the Reorganization Transactions are in the best interests of the Company and the Stockholders and has unanimously approved the Corporate Reorganization. The Board of Directors' approval of the Corporate Reorganization is based upon the factors described in this Information Statement.

           Conduct of the Business Following the Proposed Corporate Reorganization. The Company's operations will not be affected by the Corporate
Reorganization. The Company's operating assets will be transferred from the Company, ultimately to Hilite LP. However, with its indirect ownership of all of the partnership interests of Hilite LP, the Company will retain ultimate control of its operating assets.

           Use of Assets Following Restructuring. Pursuant to the Corporate Reorganization the Company will transfer legal ownership of substantially all of its operating, manufacturing, sales, marketing, tangible, intangible and real assets to Hilite LP. Such assets will continue to be utilized for the same purposes as at present.

           Effect on the Company's Financial Statements. The implementation of the Corporate Reorganization will not have a material effect on the presentation of the consolidated financial statements of the Company. Notwithstanding the new structure, the Company will continue to report its financial operations and condition on a consolidated basis.

           No Effect on a Pro Forma Basis. The Company has not prepared pro forma consolidated financial statements reflecting the Corporate Reorganization because no pro forma adjustments are required to account for the effects of the Corporate Reorganization. The Corporate Reorganization will not affect the Company's financial statements on a consolidated basis. On an unconsolidated basis, the Company's principal source of revenue will be the receipt from Hilite Texas of dividend payments. Such dividend payments shall be dependent upon partnership distributions made by Hilite LP to Hilite Texas and partnership distributions made by Hilite LP to Hilite Delaware, to the extent Hilite Texas receives such distributions as a dividend from Hilite Delaware.

           Assumption of Liabilities. The assets of the Company transferred to any Subsidiary will be transferred subject to all related liabilities and obligations.

           Effect on Stockholders. The outstanding stock of the Company will not be affected by consummation of the Corporate Reorganization. Stockholders of the Company will continue to have the same voting, dividend and liquidation rights in the Company after the Corporate Reorganization. However, Stockholders of the Company will not be entitled to elect the directors of Hilite Texas or Hilite Delaware. Instead, Stockholders of the Company will elect the directors of the Company, who will have overall responsibility for the management of the Company and the Subsidiaries. Directors of any Subsidiary will be elected by the Board of Directors of the Company or the board of directors of an immediate parent of any such Subsidiary.

           The Corporate Reorganization will impair Stockholders' rights to approve dispositions of all or substantially all of the Assets. Upon implementation of the Corporate Reorganization, the Company will directly or indirectly own all of the respective voting stock and partnership interests of the Subsidiaries, but will have no direct right, title or interest to the Assets. Although Hilite Texas has no present intention to transfer the ownership interest of Hilite LP in the Assets, no assurance can be given that Hilite LP will not sell, transfer or otherwise convey ownership of the Assets without the approval of the Stockholders of the Company.

           Although Hilite Texas has no present plan to sell or issue its stock to anyone other than the Company, no assurance can be given that Hilite Texas will continue to be wholly-owned by the Company in the future. In the event Hilite Texas were to issue shares of its voting stock to third parties, the percentage ownership interest of the Company in Hilite Texas would be subject to dilution.

           Although Hilite Delaware has no present plan to sell or issue its stock to anyone other than Hilite Texas, no assurance can be given that Hilite Delaware will continue to be wholly-owned by Hilite Texas in the future. In the event Hilite Delaware were to issue shares of its voting stock to third parties, the percentage ownership interest of Hilite Texas in Hilite Delaware, and consequently the effective control of Hilite Delaware by the Company, would be subject to dilution.

           Although Hilite Texas has no present plans to sell or grant partnership interests of Hilite LP to any third parties, no assurance can be given that Hilite LP will continue to be owned solely by Hilite Texas and Hilite Delaware in the future. In the event Hilite Texas were to grant partnership interests to third parties, the percentage ownership interests of Hilite Texas and Hilite Delaware, and the effective control of Hilite LP by the Company, would be subject to dilution.

           Furthermore, under Delaware law, following the consummation of the Corporate Reorganization, the statutory right of the Company's Stockholders to inspect the books and records of the Company may not extend to the books and records of Hilite Texas, Hilite Delaware and Hilite LP, which are separate legal entities from the Company. However, because the Company is a public company subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and the Rules of The NASDAQ National Market, certain information regarding the Company and the Subsidiaries is available to Stockholders. See "Available Information."

           Certain Federal Income Tax Consequences. All assets transferred pursuant to the Corporate Reorganization will be conveyed to the appropriate Subsidiary on a tax-free basis pursuant to Section 351 or 721 of the Internal Revenue Code of 1986, as amended. The Company will continue to be taxed on income it derives from the Subsidiaries on a consolidated basis. There will be no Federal income tax consequences to holders of the Company's Common Stock.

           No Appraisal Rights. Delaware law does not provide appraisal rights upon the disposition of all or substantially all of a Delaware corporation's assets. Consequently, if the Corporate Reorganization is consummated, Stockholders objecting to the terms of the implementation of the Corporate Reorganization will not be entitled to any appraisal or similar rights under Delaware law.

                          OUTSTANDING VOTING SECURITIES

           On the Record Date there were 4,900,000 outstanding shares of Common Stock. Only holders of record of the Common Stock at the close of business on the Record Date were entitled to participate in the Written Consents. Each holder of Common Stock is entitled to one vote for each share held by such holder. Certain affiliates of Mr. James E. Lineberger, the Company's Chairman of the Board of Directors, control approximately 61.8% of the Company's outstanding stock and, together with the officers and directors of the Company, control approximately 76.3% of the Company's stock. Mr. Lineberger disclaims beneficial ownership of these shares. Nevertheless, in the event these affiliates vote similarly in connection with matters submitted to a vote by the Company's
Stockholders, such as election of the Company's Board of Directors, these affiliates would be able to control the outcome of these matters and control the direction and future operations of the Company. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum.

           The Delaware General Corporation Law ("DGCL") provides in substance that unless the Company's certificate of incorporation provides otherwise, stockholders may take action without a meeting and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Under the applicable provisions of the DGCL, such action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company within 60 days of the earliest dated consent delivered in accordance with the DGCL.

           In compliance with the provisions of the DGCL and the Company's certificate of incorporation, on or about December 24, 1997 the Stockholders executed and delivered to the Company the Written Consents in lieu of a meeting of the Stockholders representing approximately 75.7% of the total issued and outstanding shares of voting stock, approving and adopting the

Assignment and Assumption Agreement and authorizing the consummation of the Corporate Reorganization.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

           The following table sets forth, as of the Record Date, the ownership of the Company's Common Stock by (i) each person who is known by the Company to own of record or beneficially more than five percent (5%) of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and the most highly compensated executive officers with aggregate compensation which exceeds $100,000 and (iv) all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated and their addresses are the address of the Company.

                                              NUMBER OF
                                              SHARES
                                              BENEFICIALLY           PERCENTAGE
                                              OWNED                  OF CLASS

James E. Lineberger........................   3,169,287(1)              61.8%
James E. Lineberger, Jr. Trust.............   1,056,429                 20.6
  1120 Boston Post Road
  Darien, Connecticut  06820
Geoffry S. Lineberger Trust................   1,056,429                 20.6
  1120 Boston Post Road
  Darien, Connecticut  06820
Christopher Lineberger Trust...............   1,056,429                 20.6
  1120 Boston Post Road
  Darien, Connecticut  06820
The Brady Family Limited Partnership.......     358,143                 7.0
Daniel. W. Brady...........................     358,143(2)              7.0
Samuel M. Berry............................     197,670(3)              3.9
James D. Gerson ...........................      56,000(4)              1.1
Ronald G. Assaf............................      45,000                  *
Arthur D. Johnson..........................      26,200(5)               *
Donald M. Maher............................      26,200(5)               *
Ronald E. Reinke...........................      17,000(6)               *
All officers and directors as a group
           (9 persons).....................   3,909,300(7)             76.3
-------------------
*   Less than 1%

     (1)  Includes  1,056,429  shares of Common Stock owned by each of the James
          E. Lineberger, Jr. Trust, the Geoffry S. Lineberger Trust and the Christopher Lineberger Trust for which H.J. Lineberger, Mr. Lineberger's wife, is a trustee and which may therefore be deemed to be beneficially owned by Mr. Lineberger. Mr. Lineberger disclaims beneficial ownership of these shares.

     (2) Held by The Brady Family Limited Partnership, of which Mr. Brady is the sole general partner.

     (3) Includes 18,400 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1993 Stock Option Plan.

     (4) Includes 31,000 shares of Common Stock issuable upon the exercise of warrants and 5,000 shares of Common Stock owned by Mr. Gerson's wife, as custodian for their children, which may therefore be deemed to be beneficially owned by Mr. Gerson. Mr. Gerson disclaims beneficial ownership of these shares.

     (5) Includes 26,200 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1993 Stock Option Plan.

     (6) Includes 17,000 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1993 Stock Option Plan.

     (7) Includes 102,000 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1993 Stock Option Plan.

                                  MARKET PRICE

           The Common Stock is traded on The Nasdaq National Market System. The high and low sales prices for the Common Stock on December 30, 1997, the day before the Company entered into the Assignment and Assumption Agreement, was $7.00 and $6.75 respectively.

           If you have any questions regarding this information statement or the Corporate Reorganization, please contact the Company at:

                             Hilite Industries, Inc.
                                1671 S. Broadway
                             Carrollton, Texas 75006
                                 (972) 466-0475

                                           By Order of the Board of Directors


                                           /s/ Samuel M. Berry
                                           Samuel M. Berry
                                           President and Chief Operating Officer

January 8, 1998

                                                                       EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


           THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of December 31, 1997, (the "Agreement"), between Hilite Industries, Inc., a Delaware corporation ("Transferor"), and Hilite Industries-Texas, Inc., a Delaware corporation and a wholly-owned subsidiary of Transferor ("Transferee").

                              W I T N E S S E T H:

           WHEREAS, pursuant to the terms of this Agreement, Transferor is agreeing to transfer and Transferee is agreeing to accept all of the Assets (as hereinafter defined) and assume all of the liabilities of Transferor, except for those assets and liabilities expressly excluded herein;

           NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Transferee and Transferor hereby agree as follows:

1. ASSIGNMENT. Transferor agrees to transfer, convey and assign to Transferee, and Transferee agrees to accept from Transferor, all of the assets and properties owned by Transferor, of every kind and description, real, personal and mixed, tangible and intangible, wherever located, except for the Excluded Assets (as hereinafter defined) (collectively, the "Assets") at the Closing (as hereinafter defined). The Assets shall include, but not be limited to:

           a. all machinery, equipment, computers, computer hardware, tools, inventory, supplies, construction in progress, furniture, automobiles and all other tangible assets of Transferor whether located at the Transferor's facilities in Carrollton, Texas (the "Real Property") or elsewhere;

           b. all the interest of and the rights and benefits accruing to Transferor as lessee under all leases or rental agreements covering the Fixed Assets;

           c. all of the rights and benefits accruing to Transferor under all written or oral contracts, agreements, arrangements or understandings, including without limitation any loan agreement or indenture, purchase, sales, supply or service order or agreement, real property, equipment or other lease, or license of trade rights, to which the Transferor is a party or by which the Transferor or any of the Assets are bound (the "Contracts");

           d. all operating data and records of Transferor, including without limitation client lists and records, referral sources, mailing lists, equipment logs, operating guides and manuals, copies of financial, accounting and personnel records, correspondence and other similar documents and records;

           e.     all of Transferor's rights to any intellectual property;

           f. the Real Property and all other real property owned by Transferor;

           g.     all prepaid expenses; and

           h.     all receivables of the Transferor.

2. EXCLUDED ASSETS. Anything contained in Section 1 hereof to the contrary notwithstanding, the Assets shall exclude and Pur chaser shall not purchase the following property and assets (collectively, the "Excluded Assets"):

           a.     the  shares  of  common  stock  of   Transferee   received  by
                  Transferor in consideration for the transfer of the Assets to Transferee;

           b. the corporate minute books, stock books, tax returns or other records (other than the records relating to the Business included in the Assets of Transferor;

           c. the shares of common stock of North American Spring & Stamping Corp., a Delaware corporation and a wholly-owned subsidiary of Transferor ("NASS"); and

           d. the rights which accrue or will accrue to Transferor under this Agreement.

3.         ASSUMPTION.

           3.1 Transferee agrees to assume, and shall discharge in accordance with their terms, all of the obligations and liabilities of Transferor relating to the Assets to the extent that they shall remain uncompleted and outstanding as of the Closing. Such liabilities and obligations shall include but not be limited to all liabilities and obligations of Transferor under the Contracts.

           3.2 Transferee and Transferor further agree that Transferee shall assume and become liable for or perform when due all liabilities (contingent or otherwise), debts, contracts, commitments and other obligations of Transferor of any nature other than those related to the Excluded Assets.

           3.3 To the extent that any Contract shall not be assignable from Transferor to Transferee because a party to such Contract shall not have consented to such assignment ("Non-Assignable Contract"), Transferor acknowledges and agrees that Transferee will be granted at the Closing, to the fullest extent permitted by law, the same rights and privileges enjoyed by Transferor under the Non-Assignable Contracts and Transferee will assume all liabilities under the Non-Assignable Contracts.

4. CONSIDERATION. Subject to the terms and conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets, the Transferee shall issue one hundred (100) shares (the "Shares") of its common stock ("Transferee's Common Stock") to Transferor as set forth in paragraph 6 below.

5. CLOSING. The closing (the "Closing") of the transaction contemplated by this Agreement shall take place at the offices of counsel to the Transferor, Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036, at 6:00 p.m. local time on January 31, 1998 or on a date designated by Transferor which shall be after all requisite approvals have been received by Transferor. The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

6. DELIVERY OF CONSIDERATION. Upon signing of this Agreement, Transferee shall issue and deliver one (1) Share to Transferor. At the Closing, Transferee shall issue and deliver the remaining ninety nine (99) authorized Shares to Transferor. If the Closing does not occur on or before March 31, 1998, the Share delivered upon signing of this Agreement shall be returned by Transferor to Transferee.

7.         UNREGISTERED SHARES.

           7.1 Transferor understands that (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state by reason of their issuance in a transaction exempt from the registration requirements of the Act, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Act and any applicable state securities law or is exempt from such registration,
(iii)  all of the  Shares  will  bear a legend  to such  effect  as set forth in
Section 7.2 hereof, and (iv) the Transferee will make notation on its transfer books to such effect.

           7.2 Each certificate representing Shares and each certificate issued upon exchange or transfer of any Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

           THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT SUCH REGISTRATION OR THE RECEIPT BY HILITE INDUSTRIES-TEXAS, INC. OF AN OPINION OF COUNSEL FOR THE HOLDER HEREOF, WHICH COUNSEL AND OPINION SHALL BE REASONABLY ACCEPTABLE TO HILITE INDUSTRIES-TEXAS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

8. FURTHER ASSURANCES. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

9.         BINDING EFFECT. This Agreement shall be binding upon and inure to the
           benefit   of  the   parties   hereto  and  their   respective   legal
           representatives, successors and permitted assigns.

10. CHOICE OF LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware.

11. MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. HEADINGS. All section titles or captions in this Agreement are for convenience. They shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of provisions herein.

13. SEPARABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not impair the operation or validity of any other provision hereof.

14. ENTIRE AGREEMENT. This Agreement, and all other agreements delivered contemporaneously with this Agreement, collectively constitute the entire agreement between the parties hereto with respect to the matter addressed herein.

                      IN WITNESS WHEREOF, Transferee and Transferor have caused this Assignment and Assumption Agreement to be duly executed as of the date first written above.

                                              HILITE INDUSTRIES, INC.


                                              By: /S/ SAMUEL M. BERRY
                                                 -------------------------
                                                   Samuel M. Berry
                                                    President, Chief Operating
                                                    Officer and Director

                                              HILITE INDUSTRIES-TEXAS, INC.


                                              By: /S/ DANIEL W. BRADY
                                                 -------------------------
                                                   Daniel W. Brady
                                                    Vice Chairman of the
                                                    Board of Directors and
                                                    Chief Operating Officer